DISTRIBUTION AGREEMENT

This Agreement is made and entered into this 22 day of February, 2002 between MERLIN Software Technologies International, Inc. ("VENDOR") having an office at Suite 200 - 4199 Lougheed Hwy. Burnaby, B.C. V5C 3Y6 Canada and EMJ Data Systems Ltd., P.O. Box 1012, Guelph, Ontario, N1H 6N1 ("EMJ").

RECITALS

WHEREAS, EMJ is engaged in the business of marketing and selling computer equipment and software; and

WHEREAS, VENDOR desires to engage EMJ for the purpose of marketing, selling and servicing certain of VENDOR's products.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions set forth in the Agreement, the parties agree as follows:

1.0 DEFINITIONS, APPOINTMENT AND TERM:

1.01 Wherever used in this Agreement, the following terms shall have the meaning attributed thereto:

(a) "Agreement" means this Distribution Agreement, including all schedules appended hereto and all addendums agreed to by the parties from time to time;

(b) "Effective Date" means the date first set out above;

(c) "Products" means VENDOR's Essential Server™ and SecureDVR™ combined hardware and software products, as modified from time to time;

(d) "Term" has the meaning specified in Section 1.03 below;

(e) "Territory" means Canada; and

(f) "Trade-marks" means any trade-mark, business name, logo, design or other symbol owned or used by VENDOR in association with its products, services or business, whether registered or unregistered.

1.02 Subject to the terms and conditions set out herein, VENDOR hereby appoints EMJ as a non-exclusive distributor of the Products in the Territory during the Term. In carrying out such appointment and the distribution of the Products hereunder, EMJ shall comply with all applicable laws in the jurisdictions in the Territory where it distributes the Products, including applicable export and import control laws. EMJ shall be responsible for all of its expenses incurred in performing its covenants and obligations hereunder and is responsible for all employees and contractors engaged by EMJ to perform those covenants and obligations.

1.03 The term (the "Term") of this Agreement shall be the period of two (2) years from the Effective Date, subject to early termination or renewal as provided for herein. The Term shall automatically be extended for additional periods of one (1) year each, unless either party notifies the other in writing of its desire not to renew at least one hundred and eighty (180) days prior to an expiry date. In any event, either party shall have the right to terminate this Agreement for any reason or for no reason at all, upon provision of one hundred and eighty (180) days written notice to the other party of its intention to so terminate.

1.04 Promptly following the execution and delivery of this Agreement by both parties, VENDOR shall advise its existing resellers in the Territory that they have the choice of ordering the Products either from EMJ or from VENDOR. VENDOR shall not offer such resellers any greater discount than they would receive if they were to order the Products from EMJ.

2.0 ADVERTISING, PROMOTION, TRAINING AND SUPPORT:

2.01 EMJ shall use its best efforts to sell and diligently promote the sale of the Products throughout the Territory during the Term.

2.02 EMJ shall, at reasonable intervals or as otherwise agreed, send to its customers, such promotional materials (e.g. advertising, promotional sales literature and technical information) as may be supplied by VENDOR to EMJ for such purpose. VENDOR shall provide reasonable quantities of such materials to EMJ free of charge. EMJ shall list the Products in all of its catalogues for similar and related products and on its website and shall otherwise make the Products well known and available to its customers.

2.03 EMJ shall, at EMJ's sole cost, conduct any training of its personnel necessary to maintain, at all times during the Term, a staff of competent sales personnel conversant in the specifications, features and technical advantages and in the installation, customer training and pre and post-sale technical support of the Products. EMJ shall accept and co-operate with training sessions and technical assistance provided by VENDOR.

2.04 Both parties give permission to each other to link to the homepage of their respective websites for promotional purposes. Neither deep linking or framing of one party's website by the other party is permitted.

2.05 EMJ shall provide VENDOR with copies of all advertising and marketing materials that is proposes to use that bear the Trade-marks or that otherwise refer to the Products prior to any publication of such materials. EMJ shall promptly modify its advertising and marketing materials that bear any Trade-marks or that otherwise refer to the Products if VENDOR reasonably requests such modification.

2.06 EMJ shall be solely responsible for providing its customers for the Products with installation, training, and first level maintenance and technical support services, including instruction on the capabilities and operation of the Products, instruction or assistance in the actual steps required to make routine use of the Products and assistance with the diagnosis and correction of problems. EMJ shall respond in a timely manner and use best efforts to resolve its customer support problems and issues. VENDOR shall provide, primarily by telephone or e-mail, second level technical support to EMJ to assist in diagnosing and resolving problems or defects and to assist in resolving installation questions. For the purpose of this Agreement, "first level" means the receipt of a query from a customer that purchased the Products from EMJ and the response of EMJ to that query, and "second level" means the receipt by VENDOR of a query from EMJ, where EMJ has been unable, despite its best efforts, to resolve the issue raised by a first level query from a customer, and the response of VENDOR to EMJ's query.

3.0 ORDERS, PRICING, PAYMENT AND RETURNS:

3.01 VENDOR shall sell and deliver to EMJ the Products at prices equal to the lower of VENDOR price quotation in effect at the time the order is received by VENDOR or VENDOR's current published commercial price list less discounts per Exhibit A hereto. VENDOR shall have the right, in its sole discretion, from time to time or at any time, to establish, change, alter, or amend such prices and such discounts or both, upon provision of thirty (30) days written notice to EMJ. The prices payable by EMJ for the Products are exclusive of all applicable sales and excise (GST) taxes, all of which taxes shall be paid by EMJ to VENDOR and remitted by VENDOR to the applicable taxation authorities.

3.02 VENDOR shall provide an additional three (3%) percent discount for government and educational business upon provision of proof of sale.

3.03 EMJ shall receive price protection for in stock Products purchased prior to a price decrease. The price protection shall be equal to the quantity on hand times the amount of the price change. In the event of a price increase, VENDOR shall honour existing pricing for a period of 30 days prior to the effective date of the price increase.

3.04 EMJ shall provide to VENDOR, on the first day of each month during the Term, a rolling three (3) month forecast of EMJ's anticipated demand for the Products. All of EMJ's orders for the Products shall be delivered to VENDOR in such form and by such medium and shall contain such details as VENDOR reasonably prescribes from time to time and shall be subject to acceptance by VENDOR in its sole discretion. The terms and conditions of this Agreement shall be deemed to form part of each purchase order of EMJ hereunder and no additional terms or conditions contained in any purchase order or other correspondence of EMJ shall be of any force or effect whatsoever, unless expressly agreed to in writing by VENDOR. The availability of the Products may be subject to production, shipping or other delays. In such event VENDOR may, in its sole discretion, allocate the available Products among its customers and distributors, notwithstanding the effect of such allocation on EMJ's outstanding orders. VENDOR shall have no liability or obligation to EMJ for partial or late delivery or for failure to deliver.

3.05 Shipping terms, unless otherwise expressly agreed by VENDOR in writing, shall be Ex Works (as that term is defined in the publication "Incoterms 2000") VENDOR's distribution point in Canada for the Products. Accordingly, EMJ is responsible for all shipping, insurance, customs brokerage and export and import duties, tarriffs, levies and permits. Title and risk of loss in the Products shall pass to EMJ at the time of delivery by VENDOR as aforesaid to a common carrier for shipment.

3.06 VENDOR shall invoice EMJ at the time of delivery of each order of the Products. Subject as set out herein, EMJ shall pay all invoices in full within thirty (30) days of the date of delivery, without set off or deduction for any reason, unless express written consent is provided to EMJ from the VENDOR prior to the payment date. The first invoice of VENDOR issued to EMJ shall be paid by EMJ in full within sixty (60) days of the date of delivery. Past due invoices shall be subject to interest calculated at the rate of two (2%) percent per month (24% per year) from the date due until the date paid in full. In addition to any other rights or remedies of VENDOR in the event of an unpaid invoice, VENDOR may, at its sole discretion, suspend further deliveries and the discounts provided for in Sections 3.01 and 3.02 herein. As security for its payment and other obligations hereunder, EMJ hereby grants to VENDOR a purchase money security interest in all Products delivered to it hereunder and all proceeds thereof and therefrom. VENDOR may, at its sole discretion, file a financing statement or similar document in the personal property registry of any jurisdiction in which unpaid Products are located from time to time in order to perfect its purchase money security interest. EMJ hereby waives any requirement to receive a copy of any financing statement, verification statement or financing change statement filed by VENDOR. VENDOR reserves the right to require EMJ to provide additional or substitute security for any order, including a letter of credit facility.

3.07 Claims for shortages or defective or damaged Products solely caused by VENDOR shall be allowed only after proper approval and authorization has been obtained from VENDOR by EMJ, in accordance with VENDOR's policies and procedures in place from time to time. EMJ shall provide VENDOR with a copy of the purchase order and shipping documentation and such other proof as VENDOR reasonably requires within thirty (30) days of date of receipt by EMJ of the shipment which the claim relates to. Approval of claims that are made in compliance with the above procedures shall not be withheld unreasonably. Defective or damaged Products may be returned only after proper approval/authorization has been obtained from VENDOR. Payment of return freight on defective or damaged Products that VENDOR has admitted responsibility for shall be paid by VENDOR. Claims that are accepted by VENDOR shall be adjusted on future invoices of VENDOR or as otherwise agreed. If Products returned as defective are proven by VENDOR's testing and Q.C. to be working, VENDOR shall credit EMJ for the purchase price, less any discounts or rebates, if applicable.

4.0 STOCK BALANCING:

4.01 On a quarterly basis, EMJ may return Products that have not sold for full credit of the Products' purchase price, less any discounts or credits previously received. Returns shall be limited to (15%) of the previous quarter's purchases. All freight charges for returned Products shall be paid by EMJ. EMJ shall simultaneously place an offset order for an amount equivalent or greater than that being returned. All Products so returned must be unused and in their original condition and packaging. The above restocking charge shall not be in effect until ninety (90) days after the Effective Date.

4.02 EMJ may return any Products, in its inventory to VENDOR for credit against outstanding invoices, or for cash refund if there are no invoices outstanding, within thirty (30) days following: (a) the expiration or termination of this Agreement; or (b) VENDOR'S notice to EMJ that it is discontinuing production of the Products or any version thereof, in which case the Products returned shall only be those versions so discontinued. A version shall mean any modification of the Product which substantially changes its function. Any credit or refund due EMJ for returned Products shall be equal to the purchase price of the Products, less any discounts or credits previously received and less a restocking charge of fifteen (15%). All Products so returned must be unused and in their original condition and packaging. The above restocking charge shall not be in effect until ninety (90) days after the Effective Date.

4.03 In the case of termination, EMJ shall submit to VENDOR a list of all such remaining inventory within fifteen (15) days following the effective date of termination.

5.0 EMJ USE OF PRODUCTS

5.01 EMJ shall, during the Term, have the right to use one Essential Server - 8060 and one SecurDVR - S0880 for its own internal use, technical support, demonstration, and similar non-commercial purposes, at no charge to EMJ. New Product offerings may be made available to EMJ by VENDOR from time to time in VENDOR's sole discretion. Upon termination or expiry of this Agreement, EMJ shall, at EMJ's sole cost, immediately return all such Products to VENDOR in good working order and the original packaging, reasonable wear and tear excepted.

6.0 INDEMNITY

6.01 EMJ shall indemnify and save VENDOR and its directors, officers, employees and agents harmless against any and all claims arising directly or indirectly from, as a result of, or in connection with EMJ's operation of its business or any breach of its covenants or obligations herein, including all legal and other fees and disbursements incurred by VENDOR in respect thereof.

7.0 CO-OPERATIVE ADVERTISING AND MARKET DEVELOPMENT FUND

7.01 VENDOR agrees to co-operate with EMJ in advertising and promoting the Products and agrees to set aside a co-operative advertising allowance of three percent (3%) of invoice amounts for Product purchased (and not returned) by EMJ from VENDOR and a Market Development Fund (MDF) amount of one percent (1%), based on previous quarter's purchases. EMJ or its approved dealers are to use the allowances only for advertising which features the Products. Upon receipt of reasonable evidence of permitted advertising expenditures, VENDOR agrees to credit the amount of any such expenditures. VENDOR agrees that any credits due to EMJ for marketing may be deducted by EMJ from invoices if VENDOR credit is not issued within ninety (90) days.

8.0 EDI LINK

8.01 VENDOR agrees to pay a one-time charge of $2,500.00 to EMJ for setting up VENDOR's link to EMJ through EDI, provided that such amount shall only become payable by VENDOR if this Agreement has not been terminated by either party within the first six (6) months of the Term.

9.0 STOCK PURCHASE WARRANTS

9.01 VENDOR agrees to issue to EMJ certain warrants to purchase shares in the capital of VENDOR. The terms of such issuance are set out in the attached Exhibit B.

10.0 REPRESENTATIONS AND WARRANTIES:

10.01 VENDOR Warrants and represents that sales to EMJ of the Products on the terms and conditions specified herein do not in any way constitute violations of applicable provincial or local laws, ordinances, rules or regulations, including any antitrust laws or trade regulations.

11.0 TERMINATION:

11.01 This Agreement may be terminated by the party not in default, forthwith by providing notice to the party in default, upon occurrence of the following events of default (and such right of termination shall be in addition to and not in substitution of any other rights or remedies of the party not in default):

(a) If EMJ or VENDOR ceases to do business, or otherwise terminates or commences winding up its business operations; or

(b) If EMJ or VENDOR breaches any provision of this Agreement and fails to cure the same within fifteen (15) days of the date of receiving written notice of such breach; or

(c) If EMJ or VENDOR shall seek protection from creditors under any bankruptcy, receivership, creditors arrangement, or comparable proceeding, or if any such proceeding is instituted against EMJ or VENDOR.

11.02 Subject to VENDOR's approval and reasonable security for payment, EMJ shall have the right to place orders and receive delivery of the Products during the termination notice period. This approval shall not be unreasonably withheld by VENDOR.

11.03 Upon termination or expiry of this Agreement, EMJ shall immediately:

(a) Discontinue any and all use of the Trade-marks, including but not limited to such use in advertising or business materials of EMJ;

(b) Discontinue any and all use of the Confidential Information and return to VENDOR or destroy all Confidential Information in any tangible form, including all summaries of and commentary thereon, then in the possession or control of EMJ and those persons that EMJ is legally responsible for and EMJ shall not retain any Confidential Information in any form or media whatsoever;

(c) Remove and return to VENDOR or destroy, at VENDOR's request, any and all signs, stationary and advertising, marketing and other materials which designate EMJ as an authorized distributor of VENDOR or otherwise provided by VENDOR or which include any Trade-marks; and

(d) Cease holding itself out, in any other manner, as an authorized distributor of VENDOR or the Products.

12.0 INFRINGEMENT:

12.01 VENDOR shall pay all costs and damages which by final judgement may be assessed against EMJ on account of the infringement in Canada by the Products of any third party patent or copyright that is enforceable in Canada; provided that VENDOR is given immediate written notice of any such claim of infringement and is given information, reasonable assistance, and sole authority by EMJ to defend and/or settle such claim and EMJ complies with any such judgment or settlement. Such indemnity shall not apply to any infringement that is due to the combination of the Products with other products not supplied by VENDOR, or to the modification of the Products by persons other than VENDOR or if the Products have been modified by VENDOR to the specifications of EMJ or its customers. If VENDOR believes that the Products are or may be infringing, VENDOR, at its sole discretion, may procure the right for EMJ to continue using and selling such Products, or replace or modify such Products so that they become non-infringingor accept the return of such Products and grant EMJ a credit for EMJ's purchase price for such Products, less a reasonable allowance for use, damage and/or obsolescence.

12.02 The foregoing states the entire liability of VENDOR for patent, copyright or other infringement by any Products furnished hereunder.

12.03 In the event EMJ integrates and sells any Products with another item not furnished by VENDOR or in the event EMJ directly or indirectly represents to a third party that Products are or may be used in combination with another item not provided by VENDOR, EMJ agrees to indemnify and save harmless VENDOR and its suppliers and affiliated companies from all costs, expenses, liabilities and claims for infringement or product liability relating to importation, manufacture, sale or use of or inability to use such combinations, including reasonable legal fees and disbursements actually incurred by VENDOR.

13.0 PRODUCTS LIABILITY/INDEMNIFICATION

13.01 VENDOR shall pay all costs and damages which by final judgement may be assessed against EMJ on account of a proven product liability claim by a third party in respect of the Products; provided that VENDOR is given immediate written notice of any such claim and is given information, reasonable assistance, and sole authority by EMJ to defend and/or settle such claim and EMJ complies with any such judgment or settlement. Such indemnity shall not apply to any liability that is due to the combination of the Products with other products not supplied by VENDOR, or to the modification of the Products by persons other than VENDOR or if the Products have been modified by VENDOR to the specifications of EMJ or its customers. VENDOR agrees further to maintain adequate insurance to meet all potential product liability claims as well as exercise reasonable due diligence in order to minimize the risk that the Products shall become subject to such a claim.

14.0 PRODUCT WARRANTY/LIMITATION OF LIABILITY

14.01 Product warranty liability is the responsibility of the VENDOR. EMJ requires ninety (90) days written notice of any changes in product warranties. The only warranty in respect of the Products is the warranty provided by VENDOR to the end user. EMJ shall provide its customers with VENDOR's warranty at the time of sale of the Products and shall not purport to modify or add to the terms of any such warranty.

14.02 WITH THE EXCEPTION OF VENDOR'S EXPRESS WARRANTY ABOVE, VENDOR EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS, REPRESENTATIONS AND GUARANTEES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE, INCLUDING ALL IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR PURPOSE AND DURABILITY. VENDOR SHALL IN NO EVENT BE LIABLE TO EMJ OR ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OR DAMAGES FOR PURE ECONOMIC LOSS, HOWSOEVER CAUSED, INCLUDING DAMAGES FOR LOSS OF BUSINESS, BUSINESS INTERRUPTION, LOST REVENUES, LOST PROFITS, LOST DATA, OR FAILURE TO REALIZE ANTICIPATED SAVINGS, WHETHER OR NOT VENDOR IS AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT, THE TOTAL CUMULATIVE LIABILITY OF VENDOR TO EMJ FOR ALL CLAIMS IN RESPECT OF THE PRODUCTS OR OTHERWISE ARISING UNDER THIS AGREEMENT SHALL NOT EXCEED THE LESSER OF THE DIRECT, PROVEN DAMAGES SUFFERED OR INCURRED BY EMJ OR THE AMOUNT PAID BY EMJ TO VENDOR FOR THE PRODUCTS IN THE SIX MONTH PERIOD PRIOR TO THE DATE THAT THE CAUSE OF ACTION AROSE. THIS LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF THE CAUSE OF ACTION, INCLUDING CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE), INFRINGEMENT OF THIRD PARTY RIGHTS AND STRICT LIABILITY.

15.0 OWNERSHIP AND NON-DISCLOSURE

15.01 EMJ shall not remove, alter or obliterate any proprietary notices appearing on the Products or their packaging. Except as expressly permitted hereunder for the purposes contemplated herein, EMJ shall not and shall not assist any other person to reproduce, copy, publish, communicate by telecommunication, rent, lend, share, lease, license, sub-license, sell or otherwise distribute the Products or any component thereof. EMJ shall not and shall not assist any other person to translate, modify, alter, reverse engineer, reverse compile disassemble, or create derivative works of the Products or any component thereof.

15.02 VENDOR grants to EMJ the non-exclusive, non-transferable right to display the Trade-marks solely for the purpose of marketing and distributing the Products during the Term, provided that EMJ shall comply with VENDOR's rules, as they may change from time to time, pertaining to the display of the Trade-marks, including the identification of VENDOR as the owner of the Trade-marks in such manner as VENDOR prescribes from time to time. EMJ shall not use any of the Trade-marks or VENDOR's corporate, business, trade or domain names as part of any of EMJ's trade-marks, corporate, business, trade or domain names, website metatags, or e-mail addresses, provided that EMJ may identify itself as a distributor of VENDOR and the Products for the purposes specified in this Agreement.

15.03 As between VENDOR and EMJ, VENDOR is the owner of all copyright, trade-mark, patent, trade secret, industrial design and other intellectual property rights in and arising from the Products. VENDOR reserves all rights not expressly granted herein.

15.04 EMJ shall receive any confidential information that VENDOR discloses to EMJ regarding the Products and VENDOR's business, including all trade secrets of VENDOR (collectively "Confidential Information"), in confidence and in trust, shall use reasonable efforts to safeguard such Confidential Information from unauthorized access or disclosure, and shall not reproduce or use any of such Confidential Information other than for the purposes contemplated herein or as otherwise expressly authorized by VENDOR in writing, EMJ shall not disclose any of such Confidential Information to any other party except as expressly authorized herein or as otherwise authorized by VENDOR in writing, EMJ may disclose such Confidential Information to those employees of EMJ who have a need to know such Confidential Information in order to carry out their duties to EMJ in pursuance of this Agreement, provided that such employees shall, prior to such disclosure, enter into binding non-disclosure agreements with EMJ containing restrictions on their reproduction, use and disclosure of the Confidential Information that are at least as restrictive as those set out herein. Confidential Information shall not include information that is known to EMJ prior to its disclosure by VENDOR, provided such information is lawfully obtained by EMJ from sources who are not under any obligation of confidentiality to VENDOR and shall not include information that is or becomes part of the public domain due to no fault of EMJ.

16.0 USE OF CONFIDENTIAL INFORMATION:

16.01 Confidential Information. VENDOR shall keep confidential information provided to VENDOR by EMJ about customers, volumes, pricing and other information where disclosure of such information to third parties could be damaging to EMJ's business.

17.0 HIRING OF PERSONNEL

17.01 During the Term and for the period of six (6) months following termination or expiry of this Agreement, without the prior written consent of the other party, neither party shall recruit or hire any personnel of the other party.

18.0 MISCELLANEOUS PROVISIONS:

18.01 The provisions of this Agreement are severable. If any provision(s) of this Agreement are held unlawful, invalid, void or unenforceable for any reason, such provisions shall be severed from this Agreement and shall not affect the validity or enforceability of any other provision. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada, without regard to its conflict of laws rules. The U.N. Convention on Contracts for the International Sale of Goods shall have no application to this Agreement nor to the sale of the Products hereunder. In the event of any dispute arising under this Agreement or in respect of any relationship arising out of this Agreement, the parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of the Province of British Columbia. The article and paragraph headings contained herein are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

18.02 The Parties have specifically requested that this "Agreement" drawn up in the English language.

Les parties aux présentes ont exigé que la présente convention à celle-ci soient rédigés en langue anglaise.

18.03 Both parties' obligations under this Agreement which either expressly or by their nature would continue beyond the terminationor expiration of this Agreement, shall survive any termination or expiration.

18.04 All notices required or permitted to be given hereunder shall be in writing and delivered personally (including by courier) or by facsimile transmission to the following addresses:

If to VENDOR:
MERLIN Software Technologies International, Inc.
Suite 200 - 4199 Lougheed Hwy.
Burnaby, B.C., V5C 3Y6
Fax No.(604) 320-7277
Attention: The President

If to EMJ:
EMJ Data Systems Ltd
PO Box 1012
Guelph, Ontario N1H 6N1
Fax No. (519) 836-1914
Attention: Jim Estill, President

or to such other address as either party may advise the other of pursuant to this Section 18.04

Any notice delivered personally shall be deemed received on the date delivered and any notice delivered by facsimile transmission shall be deemed received at the time of successful transmission.

18.05 Neither party shall be responsible for failure to perform hereunder due to causes beyond its control, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, earthquakes, floods, acts of God and similar occurrences, but excluding lack of financial resources. Performance shall be resumed as soon as possible after the cessation of such cause. If any such cause shall continue for a period of more than thirty (30) days and only one party is unable to perform hereunder as a result of such cause, the other party may, in its sole discretion, immediately terminate this Agreement on provision of written notice to the party that is unable to perform. Provided that if the other party does not exercise its right to terminate and the party that is unable to perform resumes performance, the ability of the other party to terminate hereunder shall cease until there is a future cause that leads to further non-performance for the period of time specified above.

18.06 Exhibits are incorporated by reference herein and form a part of this Agreement.

18.07 This Agreement constitutes the parties' entire agreement pertaining to the subject matter hereof. There are no other terms, conditions, warranties, representations, or agreements except as stated herein. Except as otherwise provided in the Agreement, this Agreement may not be altered, modified, amended or otherwise changed, except by a written instrument executed by both parties.

18.08 The relationship of the parties is that of independent contractors and not that of partners, joint-venturers, franchisor-franchisee, principal-agent or employer-employee. Neither party may enter into any legally binding obligation on behalf of the other party without that party's express prior written consent.

18.09 Time is of the essence in this Agreement.

18.10 The waiver by one party of any breach by the other party of any covenant or obligation hereunder shall not be construed as a continuing waiver of that breach or a waiver of any other breach.

18.11 This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign or subcontract any of it rights or obligations hereunder without the express prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

18.12 The parties shall execute and deliver all such further documents, do or cause to be done all such further acts and provide all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

In witness whereof the parties have executed and delivered this Agreement to have effect from and after the Effective Date, regardless of the dates of execution specified below.

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.

Per:

Signature: /s/ signed

Please print name:

Title:

Date:

EMJ DATA SYSTEMS LTD.

Per:

Signature: /s/ J. Raymond Soucy

Please print name: J. Raymond Soucy

Title:

Date: 2/22/02

Schedules not attached:

Exhibit A - Discounts

Exhibit B - Warrant Agreement